EXHIBIT (21)
Subsidiaries of the Registrant

Parent (Registrant)	— Skyline Corporation (an Indiana Corporation)

Subsidiaries	— Skyline Homes, Inc. (a California Corporation)

— Homette Corporation (an Indiana Corporation)

— Layton Homes Corp. (an Indiana Corporation)
These wholly-owned subsidiaries are included in the consolidated financial statements.